Exhibit 99.05
Southern Company
Consolidated Earnings As Reported
(In Millions of Dollars)

	Three Months Ended March
	2017	2016	Change
Income Account-
Retail Electric Revenues-
Fuel	$928	$875	$53
Non-Fuel	2,466	2,502	(36)
Wholesale Electric Revenues	531	396	135
Other Electric Revenues	175	181	(6)
Natural Gas Revenues	1,530	—	1,530
Other Revenues	141	38	103
Total Revenues	5,771	3,992	1,779
Fuel and Purchased Power	1,175	1,076	99
Cost of Natural Gas	719	—	719
Cost of Other Sales	88	19	69
Non-Fuel O & M	1,329	1,107	222
Depreciation and Amortization	716	541	175
Taxes Other Than Income Taxes	330	256	74
Estimated Loss on Kemper IGCC	108	53	55
Total Operating Expenses	4,465	3,052	1,413
Operating Income	1,306	940	366
Allowance for Equity Funds Used During Construction	57	53	4
Earnings from equity method investments	39	—	39
Interest Expense, Net of Amounts Capitalized	416	246	170
Other Income (Expense), net	(6)	(29)	23
Income Taxes	315	217	98
Net Income	665	501	164
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	11	11	—
Net Income (Loss) Attributable to Noncontrolling Interests	(4)	1	(5)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$658	$489	$169

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $4.5 million for the three months ended March 31, 2016.